Exhibit 2.5

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is effective as of February 6, 2021, by and among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), Behavioral Health Services, LLC, a Missouri limited liability company (“Company”), and AM Physicians LLC, in its capacity as the Member Representative (“Member Representative”). Certain capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, effective November 20, 2020, Company became a wholly-owned subsidiary of Holdings pursuant to the closing of the transactions contemplated by that certain Agreement and Plan of Merger between Holdings, Company, UpHealth BHS Merger Sub, Inc., and Member Representative, dated as of November 2, 2020, as subsequently amended (the “Merger Agreement”);

WHEREAS, the Merger Agreement includes provisions governing the rights and obligations of the parties in the event of a post-Closing unwind of the transactions contemplated thereby; and

WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with Section 10.10 thereof to remove the unwind provision and make certain changes relating to pre-SPAC Merger governance of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and incorporating the recitals set forth above, the parties hereto hereby agree as follows:

1. Amendments.

a.	The definitions of “Unwind Option” and “Unwind Option Triggering Event” are hereby deleted from Article I of the Merger Agreement.

b.	Section 5.13 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“SPAC Transaction. The parties acknowledge that one of the essential aspects of the transaction contemplated by this Agreement is the SPAC Merger, through which, among other things, the common stock of Holdings will become publicly traded. In the event such transaction does not occur within a reasonable time following the Closing, Holdings will give written notice of such occurrence to the Member Representative. As of the date of such notice, Holdings will not take any steps to become involved in the governance or management of the Surviving Company, and the parties will promptly take all steps necessary to rescind this Agreement and unwind the transaction contemplated by this Agreement, as agreed upon by the parties, including but not limited to filing a notice of abandonment of merger with the Secretary of State of the State of Missouri.”

c.	Section 9.3 of the Merger Agreement is hereby deleted in its entirety.

2. Merger Agreement Provisions. Except as specifically amended or waived hereunder, all of the terms and conditions of the Merger Agreement remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the Merger Agreement, this Amendment shall control.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

4. Applicable Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

5. Successors and Assigns. No party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7 shall be void

[signature page follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Agreement and Plan of Merger as of the day and year first above written.

BEHAVIORAL HEALTH SERVICES, LLC

By	/s/ Azfar Malik, M.D.
Name: Azfar Malik, M.D.
Title: President & CEO

UPHEALTH HOLDINGS, INC.

By	/s/ Chirinjeev Kathuria
Name: Chirinjeev Kathuria
Title: Executive Chairman

AM PHYSICIANS LLC, solely in its capacity as Member Representative

By	/s/ Azfar Malik, M.D.
Name: Azfar Malik, M.D.
Title: President & CEO

[Signature Page to Second Amendment to Agreement and Plan of Merger]